CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Currency Market Index Target-Term Securities®, due September 26, 2014	1,000,666	$10.00	$10,006,660	$1,364.91

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180488

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-13 of product supplement MITTS-5. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$10,006,660.00
Underwriting discount	$0.175	$175,116.55
Proceeds, before expenses, to BAC	$9.825	$9,831,543.45

Merrill Lynch & Co.
September 27, 2012

1,000,666 Units

Currency Market Index Target-Term Securities®

Linked to a Basket of Asian Currencies,

due September 26, 2014

$10 principal amount per unit

Term Sheet No. 1052

Pricing Date

Settlement Date

Maturity Date

CUSIP No.

September 27, 2012

October 4, 2012

September 26, 2014

06053D351

Currency Market Index Target-Term Securities®

The notes have a maturity of approximately two years

The notes are linked to a Basket of Asian Currencies (the “Exchange Rate Measure”), which represents a long position in the Indian rupee, the Indonesian rupiah, the Malaysian ringgit, and the Philippine peso relative to the U.S. dollar

The notes provide 179% participation in increases in the value of the Exchange Rate Measure

90% principal protected at maturity against decreases in the value of the Exchange Rate Measure

All payments occur at maturity and are subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange

Market Downside

Protection

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Summary

The Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The Exchange Rate Measure to which the notes are linked is a Basket of Asian Currencies, which tracks the value of an equally weighted investment in the Indian rupee, the Indonesian rupiah, the Malaysian ringgit, and the Philippine peso (each, an “underlying currency”), based on the exchange rate for each underlying currency relative to the U.S. dollar.

The notes provide investors with a 179% participation rate in increases in the value of the Exchange Rate Measure from the Starting Value to the Ending Value. Investors should be of the view that the value of the Exchange Rate Measure will increase (that is, the underlying currencies will strengthen relative to the U.S. dollar) over the term of the notes. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment at maturity that is up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-5. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes	Redemption Amount Determination

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Base Value:	$10.00 per unit
Term:	Approximately two years
Exchange Rate Measure:

A Basket of Asian Currencies, which tracks the value of an equally weighted investment in the Indian rupee, the Indonesian rupiah, the Malaysian ringgit, and the Philippine peso, based on the exchange rate for each underlying currency relative to the U.S. dollar.

Initial Exchange Rates:	53.2550 for the Indian rupee, 9,595.0000 for the Indonesian rupiah, 3.0770 for the Malaysian ringgit, and 41.8880 for the Philippine peso
Starting Value:	100
Ending Value:

The value of the Exchange Rate Measure on the calculation day, calculated based upon the exchange rate of each underlying currency relative to the U.S. dollar on that day, as described beginning on page TS-7 under “The Basket of Asian Currencies.” If it is determined that the scheduled calculation day is not a business day, or if the exchange rate for any underlying currency is not quoted on the scheduled calculation day, the Ending Value will be determined as more fully described on page TS-7.

Calculation Day:	September 19, 2014
Participation Rate:	179%
Minimum Redemption Amount:	$9.00 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Currency Market Index Target-Term Securities®	TS-2

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Hypothetical Payout Profile

This graph reflects the returns on the notes at maturity, based upon the Participation Rate of 179%, the Base Value of $10.00 and the Minimum Redemption Amount of $9.00 per unit. The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Exchange Rate Measure.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and term of your investment.

Hypothetical Redemption Amounts

The table and examples below are for purposes of illustration only. They are based on hypothetical values, and show a hypothetical return on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and the term of your investment.

The following table illustrates, for the Starting Value of 100.00 and a range of Ending Values of the Exchange Rate Measure:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the notes; and

▪	the total rate of return to holders of the notes.

The table and examples below are based on the Base Value of $10.00 per unit, the Participation Rate of 179%, and the Minimum Redemption Amount of $9.00 per unit.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit (1)		Total Rate of Return on the Notes
50.00		-50.00%	$9.00		-10.00%
60.00		-40.00%	$9.00		-10.00%
70.00		-30.00%	$9.00		-10.00%
80.00		-20.00%	$9.00		-10.00%
90.00		-10.00%	$9.00	(2)	-10.00%
95.00		-5.00%	$9.50		-5.00%
98.00		-2.00%	$9.80		-2.00%
99.00		-1.00%	$9.90		-1.00%
100.00	(3)	0.00%	$10.00		0.00%
110.00		10.00%	$11.79		17.90%
120.00		20.00%	$13.58		35.80%
130.00		30.00%	$15.37		53.70%
140.00		40.00%	$17.16		71.60%
150.00		50.00%	$18.95		89.50%

(1)	The Redemption Amount per unit of the notes is based on the Participation Rate of 179%.

(2)	The Redemption Amount will not be less than the Minimum Redemption Amount of $9.00 per unit of the notes.

(3)	This is the Starting Value.

Currency Market Index Target-Term Securities®	TS-3

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Example 1 — The Ending Value is equal to 50.00:

Redemption Amount (per unit) = the greater of (a) $10 –	[	$10 ×	(100.00 – 50.00)	]	= $5.00 and (b) $9.00
100.00

Redemption Amount (per unit) = $9.00 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2 — The Ending Value is equal to 98.00:

Redemption Amount (per unit) = the greater of (a) $10 –	[	$10 ×	(100.00 – 98.00)	]	= $9.80 and (b) $9.00
100.00

Redemption Amount (per unit) = $9.80

Example 3 — The Ending Value is equal to 120.00:

Redemption Amount (per unit) = $10 +	[	$10 × 179% ×	(120.00 – 100.00)	]	= $13.58
100.00

Currency Market Index Target-Term Securities®	TS-4

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-13 of product supplement MITTS-5, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	You may not earn a return on your investment.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Changes in the exchange rates of the underlying currencies may offset each other.

▪	You must rely on your own evaluation of the merits of an investment linked to the Exchange Rate Measure.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-6 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The Redemption Amount will not reflect changes in the value of the Exchange Rate Measure prior to the calculation day.

▪	Purchases and sales by us and our affiliates of the U.S. dollar and the underlying currencies may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the notes depends on the Exchange Rate Measure, which is affected by many complex factors outside of our control.

▪	The exchange rates could be affected by the actions of the governments of India, Indonesia, Malaysia, the Philippines and the United States.

▪	Even though currencies trade around-the-clock, the notes will not trade around-the-clock, and the prevailing market prices for the notes may not reflect the current exchange rates.

▪	Suspensions or disruptions of market trading in the underlying currencies and the U.S. dollar may adversely affect the value of the notes.

▪	The notes are payable only in U.S. dollars and you will have no right to receive any payments in any underlying currency.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Material U.S. Federal Income Tax Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-5.

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Ending Value will be greater than the Starting Value. In other words, you anticipate that the underlying currencies will strengthen relative to the U.S. dollar over the term of the notes.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the Ending Value will be less than the Starting Value. In other words, you anticipate that the underlying currencies will weaken relative to the U.S. dollar over the term of the notes.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Currency Market Index Target-Term Securities®	TS-5

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General Risks Relating to MITTS” beginning on page S-13 and “Use of Proceeds” on page S-28 of product supplement MITTS-5.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however, it is not obligated to engage in any such transactions.

Currency Market Index Target-Term Securities®	TS-6

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

The Basket of Asian Currencies

The notes are designed to allow investors to participate in the movements of the Exchange Rate Measure over the term of the notes. The Exchange Rate Measure is designed to track the value of an equally weighted investment in the Indian rupee, the Indonesian rupiah, the Malaysian ringgit, and the Philippine peso, based on the exchange rate of each underlying currency relative to the U.S. dollar.

The notes provide upside participation at maturity if the value of the Exchange Rate Measure increases (that is, the underlying currencies strengthen relative to the U.S. dollar) over the term of the notes.

The exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. Accordingly, an increase in the applicable exchange rate means that the value of the relevant underlying currency has weakened against the U.S. dollar, and a decrease in the applicable exchange rate means that the value of the relevant underlying currency has strengthened against the U.S. dollar.

If investing in the notes, investors should be of the view that the value of the Exchange Rate Measure will increase over the term of the notes (that is, the underlying currencies will strengthen relative to the U.S. dollar from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

For each underlying currency, the Initial Exchange Rate was, and the Final Exchange Rate (which will be rounded to four decimal places) will be, determined as follows:

▪	Indian rupee: the number of Indian rupees for which one U.S. dollar can be exchanged as reported by Reuters on page RBIB, under USD, at approximately 12:30 p.m. in Mumbai, India.

▪

Indonesian rupiah: the number of Indonesian rupiah for which one U.S. dollar can be exchanged as reported by Reuters on page ABSIRFIX01, or any substitute page thereto, under USD, at approximately 11:00 a.m. in Singapore.

▪

Malaysian ringgit: the number of Malaysian ringgit for which one U.S. dollar can be exchanged as reported by Reuters on page ABSIRFIX01, or any substitute page thereto, at approximately 11:00 a.m. in Singapore.

▪

Philippine peso: the number of Philippine pesos for which one U.S. dollar can be exchanged as reported by Reuters on page PDSPESO, or any substitute page thereto, at approximately 11:00 a.m. in Manila, Philippines.

If the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or if the exchange rate for any underlying currency is not quoted on the applicable page indicated above on the scheduled calculation day (each, a “Non-Publication Event”), then the calculation agent will determine the Final Exchange Rate for that underlying currency on the next applicable business day on which the exchange rate is so quoted. However, in no event will the determination of the Final Exchange Rate be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day prior to the maturity date.

If, following a Non-Publication Event and postponement as described above, the exchange rate for any underlying currency remains not quoted on the final determination date, the Final Exchange Rate for that underlying currency will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Final Exchange Rate for that underlying currency (and the applicable Weighted Return and the Ending Value) on the final determination date in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the applicable underlying currency and any other information that it deems relevant.

The Final Exchange Rates for all underlying currencies that are not affected by a Non-Publication Event will be determined on the scheduled calculation day.

The Starting Value was set to 100 on the pricing date.

The Ending Value will equal the value of the Exchange Rate Measure on the calculation day.

Currency Market Index Target-Term Securities®	TS-7

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

The value of the Exchange Rate Measure on the calculation day will equal: 100 + 100 x (the sum of the Weighted Return for each exchange rate), rounded to two decimal places.

The Weighted Return for each exchange rate will be determined by the calculation agent as follows:

▪ Indian rupee:	Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

▪ Indonesian rupiah:	Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

▪ Malaysian ringgit:	Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

▪ Philippine peso:	Exchange Rate Weighting ×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

The formulas above will result in the Weighted Return for an exchange rate being positive when the underlying currency strengthens relative to the U.S. dollar and being negative when that underlying currency weakens relative to the U.S. dollar. Assuming the exchange rates for the other underlying currencies remain the same, any strengthening of an underlying currency relative to the U.S. dollar will result in an increase in the Ending Value while any weakening of an underlying currency relative to the U.S. dollar will result in a decrease in the Ending Value.

The strengthening of an underlying currency relative to the U.S. dollar will result in a decrease in the applicable exchange rate, while the weakening of an underlying currency relative to the U.S. dollar will result in an increase in the applicable exchange rate.

The “Exchange Rate Weighting” with respect to each exchange rate is 25%, reflecting an equal weighting for each underlying currency in the Exchange Rate Measure.

The “Final Exchange Rate” for each underlying currency will be determined on the calculation day, subject to postponement as described above.

Currency Market Index Target-Term Securities®	TS-8

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Hypothetical Calculations of the Weighted Returns and the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on the Initial Exchange Rates and assuming hypothetical Final Exchange Rates for each exchange rate as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Indian rupee	25.00%	53.2550	52.1899	0.51%
Indonesian rupiah	25.00%	9,595.0000	8,155.7500	4.41%
Malaysian ringgit	25.00%	3.0770	3.0155	0.51%
Philippine peso	25.00%	41.8880	41.0502	0.51%

The hypothetical Weighted Return for each exchange rate is determined as follows:

▪ Indian rupee:	25.00% ×	(53.2550 – 52.1899)	= 0.51%
52.1899

▪ Indonesian rupiah:	25.00% ×	(9,595.0000 – 8,155.7500)	= 4.41%
8,155.7500

▪ Malaysian ringgit:	25.00% ×	(3.0770 – 3.0155)	= 0.51%
3.0155

▪ Philippine peso:	25.00% ×	(41.8880 – 41.0502)	= 0.51%
41.0502

The hypothetical Ending Value would be 105.94, determined as follows:

100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 × (0.51 + 4.41 + 0.51 + 0.51)%

100 + 100 × (5.94%) = 105.94

Example 2:

Underlying Currency	Exchange Rate Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Indian rupee	25.00%	53.2550	55.9178	-1.19%
Indonesian rupiah	25.00%	9,595.0000	10,554.5000	-2.27%
Malaysian ringgit	25.00%	3.0770	3.2309	-1.19%
Philippine peso	25.00%	41.8880	43.9824	-1.19%

The hypothetical Weighted Return for each exchange rate is determined as follows:

▪ Indian rupee:	25.00% ×	(53.2550 – 55.9178)	= -1.19%
55.9178

▪ Indonesian rupiah:	25.00% ×	(9,595.0000 – 10,554.5000)	= -2.27%
10,554.5000

▪ Malaysian ringgit:	25.00% ×	(3.0770 – 3.2309)	= -1.19%
3.2309

▪ Philippine peso:	25.00% ×	(41.8880 – 43.9824)	= -1.19%
43.9824

The hypothetical Ending Value would be 94.16, determined as follows:

100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 × (-1.19 – 2.27 – 1.19 – 1.19)%

100 + 100 × (-5.84%) = 94.16

Currency Market Index Target-Term Securities®	TS-9

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Historical Data on the Exchange Rates

The following tables set forth the high and low daily exchange rates for each underlying currency from the first quarter of 2007 through the pricing date. These exchange rates were obtained from publicly available information on Bloomberg, L.P. These exchange rates should not be taken as an indication of the future performance of any of the underlying currencies or the Exchange Rate Measure, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

As described above, the exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. As a result, the “High” values represent the weakest that currency was relative to the U.S. dollar for the given quarter, while the “Low” values represent the strongest that currency was relative to the U.S. dollar for the given quarter.

Indian Rupee

The following table sets forth the high and low daily exchange rates for the Indian rupee for the calendar quarters from the first quarter of 2007 through the pricing date obtained from Bloomberg, L.P. The Initial Exchange Rate for the Indian rupee is 53.2550.

	High	Low
2007
First Quarter	44.6625	43.0925
Second Quarter	43.0900	40.5050
Third Quarter	41.4050	39.7110
Fourth Quarter	39.9000	39.1850

2008
First Quarter	40.7825	39.2700
Second Quarter	43.0150	39.9200
Third Quarter	47.0000	42.0413
Fourth Quarter	50.3138	46.7725

2009
First Quarter	52.0825	48.2550
Second Quarter	50.5200	46.9475
Third Quarter	49.0825	47.5175
Fourth Quarter	47.7550	46.0912

2010
First Quarter	46.8112	44.9175
Second Quarter	47.6963	44.2938
Third Quarter	47.3638	44.9450
Fourth Quarter	45.9350	44.1050

2011
First Quarter	45.9050	44.5850
Second Quarter	45.3325	44.0769
Third Quarter	49.5750	44.0756
Fourth Quarter	53.7150	48.6950

2012
First Quarter	53.3075	48.6950
Second Quarter	57.1550	50.7150
Third Quarter (through the pricing date)	56.1600	53.0263

Currency Market Index Target-Term Securities®	TS-10

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Indonesian rupiah

The following table sets forth the high and low daily exchange rates for the Indonesian rupiah for the calendar quarters from the first quarter of 2007 through the pricing date obtained from Bloomberg, L.P. The Initial Exchange Rate for the Indonesian rupiah is 9,595.00.

	High	Low
2007
First Quarter	9,248	8,968
Second Quarter	9,133	8,670
Third Quarter	9,475	9,002
Fourth Quarter	9,430	9,060

2008
First Quarter	9,475	9,055
Second Quarter	9,350	9,170
Third Quarter	9,590	9,073
Fourth Quarter	12,700	9,430

2009
First Quarter	12,100	10,805
Second Quarter	11,595	9,930
Third Quarter	10,293	9,658
Fourth Quarter	9,665	9,340

2010
First Quarter	9,428	9,090
Second Quarter	9,378	9,008
Third Quarter	9,071	8,908
Fourth Quarter	9,048	8,890

2011
First Quarter	9,073	8,708
Second Quarter	8,696	8,513
Third Quarter	9,125	8,464
Fourth Quarter	9,158	8,815

2012
First Quarter	9,204	8,888
Second Quarter	9,540	9,133
Third Quarter (through the pricing date)	9,624	9,367

Currency Market Index Target-Term Securities®	TS-11

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Malaysian ringgit

The following table sets forth the high and low daily exchange rates for the Malaysian ringgit for the calendar quarters from the first quarter of 2007 through the pricing date obtained from Bloomberg, L.P. The Initial Exchange Rate for the Malaysian ringgit is 3.0770.

	High	Low
2007
First Quarter	3.5300	3.4495
Second Quarter	3.4815	3.3870
Third Quarter	3.5148	3.4010
Fourth Quarter	3.4115	3.3073

2008
First Quarter	3.3105	3.1610
Second Quarter	3.2763	3.1310
Third Quarter	3.4725	3.2195
Fourth Quarter	3.6400	3.4380

2009
First Quarter	3.7280	3.4660
Second Quarter	3.6475	3.4715
Third Quarter	3.5975	3.4615
Fourth Quarter	3.4790	3.3605

2010
First Quarter	3.4440	3.2638
Second Quarter	3.3630	3.1825
Third Quarter	3.2333	3.0846
Fourth Quarter	3.1635	3.0635

2011
First Quarter	3.0790	3.0253
Second Quarter	3.0640	2.9610
Third Quarter	3.1890	2.9390
Fourth Quarter	3.2048	3.0655

2012
First Quarter	3.1693	2.9943
Second Quarter	3.2005	3.0275
Third Quarter (through the pricing date)	3.1895	3.0422

Currency Market Index Target-Term Securities®	TS-12

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Philippine peso

The following table sets forth the high and low daily exchange rates for the Philippine peso for the calendar quarters from the first quarter of 2007 through the pricing date obtained from Bloomberg, L.P. The Initial Exchange Rate for the Philippine peso is 41.8880.

	High	Low
2007
First Quarter	49.1200	48.0450
Second Quarter	48.3300	45.6150
Third Quarter	47.1850	44.7450
Fourth Quarter	45.1200	41.2080

2008
First Quarter	41.8340	40.3400
Second Quarter	44.9150	41.4750
Third Quarter	47.1300	43.7850
Fourth Quarter	49.9950	46.7430

2009
First Quarter	49.0300	46.4450
Second Quarter	48.9950	46.9700
Third Quarter	48.9000	47.2920
Fourth Quarter	47.7470	46.0000

2010
First Quarter	46.6900	45.1700
Second Quarter	47.1270	44.2300
Third Quarter	46.5550	43.8500
Fourth Quarter	44.4510	42.4900

2011
First Quarter	44.5900	43.2710
Second Quarter	43.7080	42.6160
Third Quarter	43.8170	41.9650
Fourth Quarter	44.1300	42.6280

2012
First Quarter	44.1170	42.1900
Second Quarter	43.7780	42.1250
Third Quarter (through the pricing date)	42.3570	41.3850

Currency Market Index Target-Term Securities®	TS-13

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

While historical information on the Exchange Rate Measure did not exist before the pricing date, the following graph sets forth hypothetical monthly historical values of the Exchange Rate Measure from January 1, 2007 through August 31, 2012 based upon historical exchange rates for the underlying currencies as of the end of each month. For purposes of this graph, the value of the Exchange Rate Measure was set to 100 as of December 31, 2006 and the value of the Exchange Rate Measure as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The Basket of Asian Currencies” above. This historical data on the exchange rates as reported by Bloomberg, L.P. is not necessarily indicative of the future performance of the underlying currencies or the Exchange Rate Measure or what the value of the notes may be. Any historical upward or downward trend in the value of the Exchange Rate Measure during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Currency Market Index Target-Term Securities®	TS-14

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes, we intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a note without regard to cash, if any, received on the notes.

•

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Material U.S. Federal Income Tax Considerations

Set forth below is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-5, which you should carefully review prior to investing in the notes. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-5.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes or other instruments with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a note could differ materially from the timing and character of income, gain, or loss recognized in respect of a note had the notes in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the notes. The following summary assumes that the notes will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the notes at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the notes is the U.S. dollar and, accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the notes. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the Notes. Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Currency Market Index Target-Term Securities®	TS-15

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Tax Accrual Table. The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to 1.3063% per annum (compounded semi-annually) that we established for the notes. The table reflects the expected issuance of the notes on October 4, 2012 and the scheduled maturity date of September 26, 2014. This tax accrual table is based upon a projected payment schedule per $10.00 principal amount of the notes, which would consist of a single payment of $10.2609 at maturity. This information is provided solely for tax purposes and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period per Unit	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period per Unit
October 4, 2012 to December 31, 2012	$0.0316	$0.0316
January 1, 2013 to December 31, 2013	$0.1314	$0.1630
January 1, 2014 to September 26, 2014	$0.0979	$0.2609

Projected Redemption Amount = $10.2609 per unit of the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-5.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Currency Market Index Target-Term Securities®	TS-16

Currency Market Index Target-Term Securities® Linked to a Basket of Asian Currencies, due September 26, 2014

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Product supplement MITTS-5 dated August 8, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512344346/d393576d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

“Market Index Target-Term Securities®” and “MITTS®” are our registered service marks.

Currency Market Index Target-Term Securities®	TS-17